UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2017

LOOP INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54786	27-2094706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Fernand Poitras

Terrebonne, Quebec, Canada, J6Y 1Y4

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 821-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 4, 2017, Loop Industries, Inc. (the “Company”) sold to accredited investors, pursuant to common stock subscription agreements entered into by and between the Company and the purchaser signatories thereto in a private placement offering (the "Private Placement"), an aggregate of 1,123,266 shares of its common stock, par value $0.0001 per share (the "Shares") for an aggregate purchase price of approximately $5.9 million.

The net proceeds of the Private Placement are expected to be used as general working capital of the Company.

For these unregistered sales, we relied on the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder based on the following factors: (i) the number of offerees or purchasers, as applicable, (ii) the absence of general solicitation, (iii) representations obtained from the purchasers relative to their accreditation and/or sophistication and/or their relationship to the company (directors and officers), (iv) the provision of appropriate disclosure, and (v) the placement of restrictive legends on the certificates reflecting the securities coupled with investment representations obtained from the purchasers.

A copy of the form of Common Stock Subscription Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information contained in Item 1.01 above is hereby incorporated into this Item 3.02 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Form of Common Stock Subscription Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOOP INDUSTRIES, INC.

Date: May 4, 2017	By:	/s/ Daniel Solomita
Daniel Solomita
President and Chief Executive Officer

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